151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: Jeffrey A. Chaffkin 860-273-7830 chaffkinj@aetna.com

News Release _____________________________________________________________________________________

AETNA REPORTS SECOND QUARTER 2009 RESULTS

•	Second-quarter 2009 operating earnings per share (1) of $.68, as compared to the Thomson-First Call mean of $.78 per share
•	Net income per share in the second quarter 2009 of $.77
•	Higher than projected Commercial medical costs and a Commercial medical benefit ratio of 85.9 percent, 84.6 percent excluding unfavorable reserve development
•	Medical membership totaled 19.1 million members at June 30, 2009
•	Aetna now projects full-year 2009 operating earnings per share of $2.75 to $2.90 (2)

HARTFORD, Conn., July 27, 2009 ― Aetna (NYSE: AET) today announced second-quarter 2009 operating earnings of $308.5 million, or $.68 per share, a 28 percent decrease from the prior-year quarter.  Operating earnings (1) exclude net realized capital gains (losses) and an other item.  Second-quarter 2009 net income was $346.6 million, or $.77 per share, a 21 percent decrease from the prior-year quarter.

The second-quarter 2009 operating earnings were affected by significantly higher Commercial medical costs, which reflect higher second quarter 2009 medical costs and additional unfavorable reserve development, primarily from 2008.  These factors resulted in a lower Commercial underwriting margin in the company’s Health Care business.  The second-quarter operating earnings also reflect the impact of lower-than-projected 2009 Medicare revenue, which the company previously disclosed.

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The higher-than-projected medical costs experienced were not fully captured in 2009 pricing, which resulted in a higher Commercial medical benefit ratio for the second quarter of 2009.  The company is taking appropriate actions to address higher medical costs, including pricing actions, enhanced medical management and provider contracting.  The company expects that full-year 2009 operating earnings will continue to be adversely affected by a higher Commercial medical benefit ratio.  As a result, the company has revised its full-year 2009 operating earnings per share projection to a range of $2.75 to $2.90.

Quarterly Financial Results at a Glance

	Three Months Ended June 30,
(Millions, except per share results)	2009	2008	Change
Revenue, excluding net realized capital gains (losses)	$8,657.6	$7,850.2	10%
Operating earnings	308.5	466.3	(34)%
Net income	346.6	480.5	(28)%

Per share results:
Operating earnings	.68	.94	(28)%
Net income	.77	.97	(21)%

Weighted average common shares - diluted	450.7	495.8

"Our second quarter results do not meet our expectations or the standards we have established over several years of strong operational execution and financial performance,” said Ronald A. Williams, chairman and CEO.  “We continue to see upward pressure on medical costs beyond what we projected in early June, which we believe is driven in part by changing provider behavior in the face of a deep recession.  We did not fully capture the impact of these forces in our 2009 pricing.  This is disappointing, but it can be fixed.”

Mark Bertolini, president, said, “We believe these increases in Commercial medical costs are largely the result of continued higher claim intensity, such as services rendered in a higher cost setting and more tests and procedures per visit, resulting in higher costs for emergency room, ambulatory, laboratory and preventive services. We are taking immediate actions to address these issues.”

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"We have factored the most recent medical cost experience into our actuarial methodologies in setting our June 30 reserves and into our revised full-year outlook,” said Joseph M. Zubretsky, executive vice president and CFO.  "Meanwhile, we continue to have a very strong financial profile and capital position, and our health care revenue growth is strong.  In addition, we continue to effectively manage our operating expenses while making the appropriate investments to ensure our long-term competitive strength.

“Given our updated outlook, we now project operating earnings per share for full-year 2009 to be in the range of $2.75 to $2.90 and our full-year 2009 Commercial medical benefit ratio to be in the range of 84.0 percent to 84.5 percent,” Zubretsky said.

"Aetna has a sound strategy.  We have built a diverse portfolio of high-performing businesses; our brand continues to resonate in our key markets; and we have a sound business model.  We are confident that we can achieve our goal of long-term profitable growth,” Williams said.

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:
•
Operating earnings of $336.0 million for the second quarter of 2009, compared with $430.9 million for the second quarter of 2008.  The decrease in operating earnings reflects an 18 percent increase in medical costs partially offset by an 11 percent increase in revenue.

•
Revenues for the second quarter of 2009 increased by 11 percent to $8.0 billion from $7.2 billion for the second quarter of 2008.  Premium revenues grew by 12 percent primarily from membership growth and rate increases for renewing membership.  Fees and other revenue increased 7 percent in 2009 primarily driven by membership growth.

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•	Medical benefit ratios ("MBRs") for second-quarter 2009 and 2008 were as follows:

	2009	2008
Commercial	85.9%	80.5%
Medicare	89.4%	86.9%
Medicaid	92.2%	89.8%
Total	86.8%	81.9%

➢
The Commercial MBR reflects approximately $65 million ($42 million after tax) of unfavorable development of prior-period health care cost estimates, primarily related to 2008 dates of service.  Excluding this development, the Commercial MBR for the second quarter of 2009 was 84.6 percent, reflecting medical cost increases that were significantly higher than premium increases.

➢	The Medicare MBR reflects the impact of lower-than-projected 2009 Medicare revenue, which the company previously disclosed.
•
Sequentially, second-quarter medical membership remained essentially flat at 19.052 million; pharmacy membership remained essentially flat at 11.234 million; and dental membership increased by 33,000 to 14.569 million.

•	Net income of $362.8 million for the second quarter of 2009, compared with $424.3 million for the second quarter of 2008.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $42.5 million for the second quarter of 2009, compared with $38.5 million for the second quarter of 2008, primarily due to higher life underwriting margins partially offset by lower disability underwriting margins.
•	The Group Insurance benefit ratio was 87.0 percent for the second quarter of 2009, compared with 85.9 percent for the second quarter of 2008.
•	Net income of $52.0 million for the second quarter of 2009, compared with net income of $33.3 million for the second quarter of 2008.
•
Revenues excluding net realized capital gains (losses) for the second quarter of 2009 were $535.7 million, compared with $503.8 million for the second quarter of 2008.  Second-quarter total revenue, which includes net realized capital gains (losses), was $545.2 million and $495.8 million in 2009 and 2008, respectively.

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Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $7.7 million for the second quarter of 2009, compared with $9.7 million for the second quarter of 2008, reflecting the run-off mode of this business.
•
Net income of $9.5 million for the second quarter of 2009, compared with net income of $35.7 million for the second quarter of 2008.  Net income for the second-quarter 2008 included a $28.5 million after-tax benefit related to the reduction of reserves for discontinued products.

Total company results
•
Revenues excluding net realized capital gains (losses) increased 10 percent to $8.7 billion for the second quarter of 2009, compared with $7.9 billion for the second quarter of 2008. The growth in second-quarter revenue reflects an 11 percent increase in premium revenue and an 8 percent increase in fees and other revenue.  This revenue growth reflects a higher level of membership and premium rate increases.

•
Total Operating Expenses were $1.5 billion for the second quarter of 2009, $66.0 million higher than the second quarter of 2008, reflecting a previously disclosed increase in the financing component of pension expense partially offset by $38.2 million in insurance proceeds related to certain litigation we settled in 2003.  The operating expense ratio (3) was 17.4 percent and 17.8 percent for the second quarter of 2009 and 2008, respectively.  Including net realized capital gains (losses) and the litigation-related insurance proceeds, these percentages were 16.9 percent for the second quarter of 2009 and 17.9 percent for the second quarter of 2008.

•
Corporate Financing Interest Expense was $39.5 million after tax for the second quarter of 2009, compared with $36.8 million after tax for the second quarter of 2008.  The increase for second quarter was due to higher average debt levels in 2009.

•
Net Income was $346.6 million for the second quarter of 2009, compared with $480.5 million for the second quarter of 2008.  Net income includes $13.2 million of net realized capital gains in the second quarter of 2009 and $14.3 million of net realized capital losses in the second quarter of 2008.

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•
Pre-tax Operating Margin (4) was 6.3 percent for the second quarter of 2009, compared with 10.2 percent for the second quarter of 2008.  For the second quarter of 2009, the after tax net income margin was 4.0 percent compared to 6.1 percent for 2008.  The decrease in year-over-year operating margin is due primarily to the decrease in operating earnings.

•	Share Repurchases totaled 10.9 million shares at a cost of $271 million in the second quarter of 2009.

Aetna’s conference call to discuss second quarter 2009 results and full-year 2009 guidance will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the internet at www.aetna.com.  Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 888-318-7470 or 719-325-2383 for international callers.  The company suggests participants dial in approximately 10 minutes before the call.  The access code is 5460217.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers.  The replay access code is 5460217.  Telephone replays will be available from 11:00 a.m. ET on July 27, 2009 until midnight ET on August 10, 2009.

About Aetna
Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.8 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates.  For more information, see www.aetna.com.

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Consolidated Statements of Income

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2009	2008	2009	2008
Revenue:
Health care premiums	$7,030.5	$6,288.9	$14,022.7	$12,542.4
Other premiums	475.9	473.3	961.0	948.5
Fees and other revenue	892.4	829.3	1,785.4	1,654.6
Net investment income	258.8	258.7	508.0	501.9
Net realized capital gains (losses)	13.2	(22.1)	8.4	(80.6)
Total revenue	8,670.8	7,828.1	17,285.5	15,566.8

Benefits and expenses:
Health care costs	6,102.4	5,153.3	11,906.6	10,239.5
Current and future benefits	503.8	500.8	1,007.1	1,009.7
Operating expenses:
Selling expenses	303.8	275.6	626.3	579.4
General and administrative expenses	1,160.2	1,122.4	2,390.0	2,219.5
Total operating expenses	1,464.0	1,398.0	3,016.3	2,798.9
Interest expense	60.7	56.6	122.2	111.0
Amortization of other acquired intangible assets	24.5	27.3	49.0	55.1
Reduction of reserve for anticipated future
losses on discontinued products	-	(43.8)	-	(43.8)
Total benefits and expenses	8,155.4	7,092.2	16,101.2	14,170.4

Income before income taxes	515.4	735.9	1,184.3	1,396.4
Income taxes	168.8	255.4	399.9	484.3
Net income	$346.6	$480.5	$784.4	$912.1

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Summary of Results

	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
(Millions)	2009	2008	Change	2009	2008	Change
Business segment operating earnings	$386.2	$479.1	(19)%	$906.9	$960.2	(6)%
Corporate Financing segment operating loss (5)	(77.7)	(12.8)		(155.8)	(24.3)
Operating earnings	308.5	466.3	(34)%	751.1	935.9	(20)%
Litigation-related insurance proceeds	24.9	-		24.9	-
Reduction of reserve for anticipated future
losses on discontinued products	-	28.5		-	28.5
Net realized capital gains (losses)	13.2	(14.3)		8.4	(52.3)
Net income (GAAP measure)	$346.6	$480.5	(28)%	$784.4	$912.1	(14)%

Weighted average common shares - basic	442.8	480.6		447.7	487.4

Weighted average common shares - diluted	450.7	495.8		456.1	502.4

Per Common Share
Business segment operating earnings	$.85	$.97	(12)%	$1.99	$1.91	4%
Corporate Financing segment operating loss (5)	(.17)	(.03)		(.34)	(.05)
Operating earnings	.68	.94	(28)%	1.65	1.86	(11)%
Litigation-related insurance proceeds	.06	-		.05	-
Reduction of reserve for anticipated future
losses on discontinued products	-	.06		-	.06
Net realized capital gains (losses)	.03	(.03)		.02	(.10)
Net income (GAAP measure)	$.77	$.97	(21)%	$1.72	$1.82	(5)%

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Segment Information (6)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2009	2008	2009	2008
Health Care:
Revenue, excluding net realized capital gains (losses)	$7,987.9	$7,185.7	$15,940.2	$14,323.2
Net realized capital gains (losses)	1.9	(10.2)	(3.9)	(31.7)
Total revenue (GAAP measure)	$7,989.8	$7,175.5	$15,936.3	$14,291.5

Commercial Medical Benefit Ratio:
Premiums	$5,370.0	$4,954.4	$10,692.0	$9,837.8
Health care costs (GAAP measure)	4,611.0	$3,990.1	$8,957.3	$7,887.9
Unfavorable development of prior-period
health care cost estimates	(65.4)
Health care costs - Adjusted	$4,545.6

Commercial MBR (GAAP measure)	85.9%	80.5%	83.8%	80.2%
Commercial MBR - Adjusted	84.6%

Operating earnings	$336.0	$430.9	$805.4	$869.5
Litigation-related insurance proceeds	24.9	-	24.9	-
Net realized capital gains (losses)	1.9	(6.6)	(3.9)	(20.6)
Net income (GAAP measure)	$362.8	$424.3	$826.4	$848.9

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Segment Information continued (6)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2009	2008	2009	2008
Group Insurance:
Revenue, excluding net realized capital gains (losses)	$535.7	$503.8	$1,062.9	$1,016.3
Net realized capital gains (losses)	9.5	(8.0)	13.5	(37.6)
Total revenue (GAAP measure)	$545.2	$495.8	$1,076.4	$978.7

Operating earnings	$42.5	$38.5	$84.6	$72.7
Net realized capital gains (losses)	9.5	(5.2)	13.5	(24.4)
Net income (GAAP measure)	$52.0	$33.3	$98.1	$48.3

Large Case Pensions:
Revenue, excluding net realized capital gains (losses)	$134.0	$160.7	$274.0	$307.9
Net realized capital gains (losses)	1.8	(3.9)	(1.2)	(11.3)
Total revenue (GAAP measure)	$135.8	$156.8	$272.8	$296.6

Operating earnings	$7.7	$9.7	$16.9	$18.0
Reduction of reserve for anticipated future
losses on discontinued products	-	28.5	-	28.5
Net realized capital gains (losses)	1.8	(2.5)	(1.2)	(7.3)
Net income (GAAP measure)	$9.5	$35.7	$15.7	$39.2

Total Company:
Revenue, excluding net realized capital gains (losses) (A)	$8,657.6	$7,850.2	$17,277.1	$15,647.4
Net realized capital gains (losses)	13.2	(22.1)	8.4	(80.6)
Total revenue (B) (GAAP measure)	$8,670.8	$7,828.1	$17,285.5	$15,566.8

Business segment operating expenses (C)	$1,443.5	$1,434.8	$2,937.0	$2,872.5
Corporate Financing segment operating expenses (5)	58.7	(36.8)	117.5	(73.6)
Operating expenses, including Corporate Financing
segment (D)	1,502.2	1,398.0	3,054.5	2,798.9
Less: Litigation-related insurance proceeds	38.2	-	38.2	-
Total operating expenses (E) (GAAP measure)	$1,464.0	$1,398.0	$3,016.3	$2,798.9

Operating Expenses Ratios:
Operating expense ratio (D)/(A)	17.4%	17.8%	17.7%	17.9%
Business segment operating expense ratio (C)/(A)	16.7%	18.3%	17.0%	18.4%
Total operating expense ratio (E)/(B) (GAAP measure)	16.9%	17.9%	17.4%	18.0%

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Membership

	June 30,	March 31,	December 31,	June 30,
(Thousands)	2009	2009	2008	2008
Medical Membership:
Commercial	17,652	17,716	16,488	16,291
Medicare	423	419	366	373
Medicaid	977	931	847	835
Total Medical Membership	19,052	19,066	17,701	17,499

Consumer-Directed Health Plans (7)	1,827	1,795	1,431	1,388

Dental Membership:
Commercial	12,771	12,854	12,506	12,546
Medicare & Medicaid	653	626	603	615
Network Access (8)	1,145	1,056	1,015	945
Total Dental Membership	14,569	14,536	14,124	14,106

Pharmacy Membership:
Commercial	9,969	9,997	9,846	9,736
Medicare PDP (stand-alone)	328	322	375	368
Medicare Advantage PDP	227	223	195	189
Medicaid	27	26	25	23
Total Pharmacy Benefit Management Services	10,551	10,568	10,441	10,316
Mail Order (9)	683	672	657	652
Total Pharmacy Membership	11,234	11,240	11,098	10,968

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Operating Margins

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
(Millions)	2009	2008	2009	2008
Reconciliation to Income Before Income Taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible
assets (A)	$549.2	$798.1	$1,308.9	$1,599.3
Interest expense	(60.7)	(56.6)	(122.2)	(111.0)
Amortization of other acquired intangible assets	(24.5)	(27.3)	(49.0)	(55.1)
Litigation-related insurance proceeds	38.2	-	38.2	-
Reduction of reserve for anticipated future losses
on discontinued products	-	43.8	-	43.8
Net realized capital gains (losses)	13.2	(22.1)	8.4	(80.6)
Income before income taxes (GAAP measure)	$515.4	$735.9	$1,184.3	$1,396.4

Reconciliation to Net Income:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets	$363.9	$520.8	$862.3	$1,043.9
Interest expense, net of tax	(39.5)	(36.8)	(79.4)	(72.2)
Amortization of other acquired intangible assets, net of tax	(15.9)	(17.7)	(31.8)	(35.8)
Litigation-related insurance proceeds, net of tax	24.9	-	24.9	-
Reduction of reserve for anticipated future losses
on discontinued products, net of tax	-	28.5	-	28.5
Net realized capital gains (losses), net of tax	13.2	(14.3)	8.4	(52.3)
Net income (B) (GAAP measure)	$346.6	$480.5	$784.4	$912.1

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (losses) (C)	$8,657.6	$7,850.2	$17,277.1	$15,647.4
Net realized capital gains (losses)	13.2	(22.1)	8.4	(80.6)
Total revenue (D) (GAAP measure)	$8,670.8	$7,828.1	$17,285.5	$15,566.8

Operating and Net Income Margins:
Total Company - Pretax operating margin (A)/(C)	6.3%	10.2%	7.6%	10.2%
Total Company - After-tax net income margin (B)/(D)
(GAAP measure)	4.0%	6.1%	4.5%	5.9%

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(1) Operating earnings exclude net realized capital gains and losses and other items, if any, from net income.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding Aetna’s operations and allocation of resources among Aetna’s businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

Each of the excluded items is discussed below:
➢
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna’s business operations.

➢
Following a Pennsylvania Supreme Court ruling in June 2009, we received $38.2 million ($24.9 million after tax) from one of our liability insurers related to certain litigation we settled in 2003.  We believe these litigation-related insurance proceeds neither relate to the ordinary course of our business nor reflect our underlying business performance, and therefore, we consider these to be an other item for the three and six months ended June 30, 2009.

➢
Release of reserves for anticipated future losses on discontinued products in Large Case Pensions of $28.5 million, after tax, is considered an other item for the three and six months ended June 30, 2008, as it represents a reduction of reserves previously established for certain products no longer offered by Aetna that do not benefit ongoing business operations.

Revenue excludes net realized capital gains and losses.

For a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (“GAAP”), refer to the tables on pages 8 through 10 and page 12 of this press release.

(2) Projected operating earnings per share exclude any future net realized capital gains or losses and other items, if any, from net income. Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Projected operating earnings per share for the full year 2009 assumes approximately 450 million weighted average diluted shares.

(3) The operating expense ratio excludes net realized capital gains and losses and other items, if any.  Refer to a reconciliation of this metric to the comparable GAAP measure on page 10.

(4) In order to provide useful information regarding Aetna’s profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna’s pretax operating margin is based on operating earnings excluding interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pre-tax operating margin to assess Aetna’s performance, including performance versus competitors.

(5) Our Corporate Financing segment is not a business segment.  It is added to our business segments to reconcile to our consolidated results.  The Corporate Financing segment includes interest expense on our outstanding debt and, beginning in 2009, the financing components of our pension and other postretirement benefit plan expenses (referred to herein as "pension expense") (the service cost (or operating component) of this expense is allocated to our business segments).  The service cost component allocated to our business segments for the three and six months ended June 30, 2009  was $10.7 million ($6.9 million after tax) and $21.3 million ($13.8 million after tax), respectively, and $9.4 million ($6.1 million after tax) and $18.8 million ($12.2 million after tax) for the three and six months ended June 30, 2008, respectively. Prior periods have been reclassified to reflect this change.

(6) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(7) Represents members in consumer-directed health plans included in Aetna’s Commercial medical membership.

(8) Represents members in products that allow these members access to Aetna’s dental provider network for a nominal fee.

(9) Represents members who purchased medications through Aetna Rx Home Delivery®, our mail order pharmacy, during the quarterly period and are included in pharmacy membership above.

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CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- -- Certain information in this press release is forward-looking, including our projections as to operating earnings per share, medical benefit ratios, weighted average diluted shares, the impact of actions designed to address higher medical costs and the impact of our Commercial medical benefit ratio on operating earnings. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.  Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including unanticipated increases in medical costs (including increased intensity or medical utilization; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers; and increased pharmacy costs); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate) which can significantly and adversely affect Aetna’s business and profitability; failure to achieve desired rate increases and/or profitable membership growth due to the slowing economy and/or significant competition, especially in key geographic markets where membership is concentrated; continued volatility and further deterioration of the U.S. and global capital markets, including fluctuations in interest rates, fixed income and equity prices and the value of financial assets, along with the general deterioration in the commercial paper, capital and credit markets, which can adversely impact the value of Aetna’s investment portfolio, Aetna’s profitability by reducing net investment income and/or Aetna’s financial position by causing us to realize additional impairments on our investments; adverse pricing or funding actions by federal or state government payors; and adverse changes in federal or state government policies or regulation (including legislative proposals that would affect our business model and/or limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing and other proposals, such as initiatives to eliminate or reduce ERISA pre-emption of state laws, that would increase potential litigation exposure or mandate coverage of certain health benefits).  Other important risk factors include, but are not limited to: adverse changes in size, product mix or medical cost experience of membership; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; the ability to successfully integrate our businesses (including acquired businesses) and implement multiple strategic and operational initiatives simultaneously; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers; and reputational issues arising from data security breaches or other means. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2008 Annual Report on Form 10-K on file with the Securities and Exchange Commission (“SEC”), Aetna’s 2009 Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and Aetna’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (Aetna’s “Second Quarter 10-Q”), when filed with the SEC.  You also should read Aetna’s Second Quarter 10-Q, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.